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                                                Filed Pursuant to Rule 424(b)(3)
                                                      REGISTRATION NO. 333-07661

               PROSPECTUS SUPPLEMENT NO. 3 DATED FEBRUARY 29, 2000
            TO THE PROSPECTUS DATED JULY 12, 1996 OF IMMUNOGEN, INC.


     This Prospectus Supplement No. 3 amends the information in the section entitled "Selling Stockholders" in the Prospectus dated July 12, 1996 and as amended by Prospectus Supplement No. 1 dated July 23, 1996 and Prospectus Supplement No. 2 dated February 21, 1997. Hawthorne Capital Corporation Money Purchase Pension Plan ("Hawthorne") has sold to Harry Leopold (Roth IRA Bear Stearns Sec. Corp. Cust.) ("Harry Leopold") Hawthorne Warrants to purchase 250,000 shares of ImmunoGen, Inc. Common Stock, $.01 par value per share, ("Common Stock"). In order to reflect Harry Leopold as a Selling Stockholder hereunder, and assuming for such purposes that the Warrants to purchase 250,000 shares are exercised, the Selling Stockholder table is amended by deleting the information as to Hawthorne as Selling Stockholder with respect to 250,000 shares of Common Stock and substituting therefor the following information:

                     Shares Owned Prior                       Shares Owned After
                       to Offering(1)                            Offering (2)
                       --------------      Number of Shares      ------------
Selling Stockholder   Number    Percent      Being Offered     Number   Percent
-------------------   ------    -------    ----------------    ------   -------
Harry Leopold         250,000     *            250,000            0       --


-------------
*Less than 1%.

(1) Based on 32,835,562 shares of Common Stock outstanding on February 28, 2000. Assumes the transfer of the Hawthorne Warrants to Harry Leopold and adjusted to reflect the exercise of the Warrants by Harry Leopold into 250,000 shares of Common Stock.

(2) Assumes the sale of all shares offered hereby to unaffiliated third parties.


This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus dated July 12, 1996 and the Prospectus Supplements Nos. 1 and 2 dated July 23, 1996 and February 21, 1996, respectively.

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